Exhibit 99.1

FOR IMMEDIATE RELEASE

Talend names Krishna Tammana Chief Technology Officer

Former Splunk VP of Engineering Brings Significant Cloud Product Innovation Expertise

Redwood City, Calif. – September 28, 2020 – Talend (NASDAQ: TLND), a global leader in data integration and data integrity, today announced it has named Krishna Tammana, as its Chief Technology Officer (CTO). Krishna, most recently VP of Engineering at Splunk, will be responsible for scaling the product and engineering organizations to drive innovation and Talend’s continued market growth.

“Digital transformation is accelerating at an unprecedented pace, and agile product innovation is more essential than ever to meet the needs of businesses at every step of that journey,” said Christal Bemont, CEO of Talend. “I’m delighted to welcome Krishna as our new CTO. He has the background and market experience that’s essential to lead Talend’s engineering organization and ensure that we are consistently at the forefront of innovation and driving the redefinition of the data market.”

Most recently, Krishna spent nearly a decade as VP of Engineering & Product Advocacy at Splunk, the market-leading data monitoring, management, and analytics player. During his tenure, he led global engineering teams and cloud operations during the company’s successful portfolio expansion and transition to the cloud. Krishna was deeply involved in defining Splunk’s product and cloud strategy during its rapid growth from $80 million in revenue to over $2 billion and expanding the addressable market both organically and inorganically while fostering a culture of agility and innovation.

Prior to Splunk, Krishna held engineering management roles at Dun & Bradstreet, YouSendIt, RIGHT90 INC. and E*Trade.

“It’s a great time to be joining Talend. This is a pivotal moment in both the data market and the company’s evolution,” said Tammana. “Talend has the leadership, talent, and commitment needed to become a critical and strategic business partner that companies can run their businesses on. I look forward to working with the entire executive team in carrying that vision forward.”

About Talend

Talend (NASDAQ: TLND), a leader in data integration and data integrity, is changing the way the world makes decisions.

Talend Data Fabric is the only platform that brings together all the data integration and governance capabilities, to simplify every aspect of working with data. Talend delivers complete, clean, and uncompromised data in real-time to all. This unified approach to data has made it possible to create the Talend Trust Score™, an industry-first innovation that instantly assesses the reliability of any data set to bring clarity and confidence to every decision.

Over 4,750 organizations across the globe have chosen Talend to run their businesses on trusted data. Talend is recognized as a leader in its field by leading analyst firms and industry media. For more information, please visit www.talend.com and follow us on Twitter: @Talend.

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Media Contact:
Chris Taylor
Vice President, Corporate Communications
Ctaylor@Talend.com
650-268-502